Consent of Independent Auditors

OUR Microlending, LLC:

We consent to the use of our reports included in the Offering Statement dated June 20, 2019 of OUR Microlending LLC (the "Offering Circular")

Caballero, Fierman, Llerena + García LLP
Coral Gables, Florida
June 20, 2019